News Release
Contact: Samantha Dugan - Investor Relations - 641-585-6160 - sdugan@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES SECOND QUARTER FISCAL 2016 RESULTS
-- Gross Margin Improvement of 90 Basis Points Contributes to Earnings Per Share Growth of 17% --
-- Board of Directors Approved Quarterly Cash Dividend of $0.10 Per Share --

FOREST CITY, IOWA, March 24, 2016 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States recreation vehicle manufacturer, today reported financial results for the Company's second quarter of Fiscal 2016.

Second Quarter Fiscal 2016 Results
Revenues for the Fiscal 2016 second quarter ended February 27, 2016, were $225.7 million, a decrease of 3.8%, compared to $234.5 million for the Fiscal 2015 period. Operating income was $13.5 million for the current quarter, an improvement of 13.0% compared to $11.9 million in the second quarter of last year. Fiscal 2016 second quarter net income was $9.4 million, or $0.35 per diluted share, an increase of 15.5% compared to $8.1 million, or $0.30 per diluted share, in the same period last year.

President and Chief Executive Officer Michael Happe commented, “Since arriving in mid-January, I have enjoyed the privilege of actively engaging with many of Winnebago's employees, dealers, and our Board of Directors. All are extremely committed to building a stronger future for this iconic brand, leveraging an already impressive legacy. While we are pleased with the improved profitability delivered this quarter and the strong continued momentum of our Towables business, we are mindful of lower motorized revenues against the industry's strong fundamentals. Our motorized team will continue to focus on delivering the industry's highest level of product quality while working to create sustainable, increased levels of manufacturing output. With the success of recent new products, a current robust backlog, and ongoing investments in new systems and facilities, we believe we have a strong foundation to continue to build future value for our dealers, customers, and shareholders.”

Second quarter Fiscal 2016 consolidated revenues decreased year over year due primarily to lower motorized unit shipments of 3.4% and the Company's exit of aluminum extrusion sales to outside customers. Partly offsetting the decline was revenue growth of 33.8% in towables due to an increase in unit deliveries.

Gross margin improved year over year in the second quarter due in part to improved product mix and the realization of cost-saving benefits related to the Company’s strategic sourcing initiative. The improvement was partly mitigated by higher manufacturing costs.

Quarterly Cash Dividend
On March 16, 2016, the Company’s board of directors approved a quarterly cash dividend of $0.10 per share payable on April 27, 2016, to common stockholders of record at the close of business on April 13, 2016.

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss second quarter Fiscal 2016 results at 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®," is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, any unexpected expenses related to ERP and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except percent and per share data)

	Quarter Ended
	February 27, 2016		February 28, 2015
Net revenues	$225,672	100.0%	$234,543	100.0%
Cost of goods sold	200,396	88.8%	210,285	89.7%
Gross profit	25,276	11.2%	24,258	10.3%
Operating expenses:
Selling	4,929	2.2%	4,846	2.1%
General and administrative	6,844	3.0%	7,464	3.2%
Total operating expenses	11,773	5.2%	12,310	5.2%
Operating income	13,503	6.0%	11,948	5.1%
Non-operating (expense) income	(18)	—%	28	—%
Income before income taxes	13,485	6.0%	11,976	5.1%
Provision for taxes	4,131	1.8%	3,880	1.7%
Net income	$9,354	4.1%	$8,096	3.5%
Income per common share:
Basic	$0.35		$0.30
Diluted	$0.35		$0.30
Weighted average common shares outstanding:
Basic	26,936		26,924
Diluted	27,015		27,018

Percentages may not add due to rounding differences.

	Six Months Ended
	February 27, 2016		February 28, 2015
Net revenues	$439,895	100.0%	$458,946	100.0%
Cost of goods sold	389,370	88.5%	410,302	89.4%
Gross profit	50,525	11.5%	48,644	10.6%
Operating expenses:
Selling	9,944	2.3%	9,553	2.1%
General and administrative	14,319	3.3%	12,701	2.8%
Total operating expenses	24,263	5.5%	22,254	4.8%
Operating income	26,262	6.0%	26,390	5.8%
Non-operating income	117	—%	35	—%
Income before income taxes	26,379	6.0%	26,425	5.8%
Provision for taxes	8,467	1.9%	8,434	1.8%
Net income	$17,912	4.1%	$17,991	3.9%
Income per common share:
Basic	$0.66		$0.67
Diluted	$0.66		$0.67
Weighted average common shares outstanding:
Basic	26,956		26,946
Diluted	27,042		27,048

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	Feb 27, 2016	Aug 29, 2015
ASSETS
Current assets:
Cash and cash equivalents	$36,872	$70,239
Receivables, net	70,060	66,936
Inventories	134,169	112,165
Prepaid expenses and other assets	13,038	6,882
Deferred income taxes	—	9,995
Total current assets	254,139	266,217
Total property and equipment, net	50,719	37,250
Investment in life insurance	26,531	26,172
Deferred income taxes	19,844	21,994
Other assets	9,109	10,541
Total assets	$360,342	$362,174

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,461	$33,158
Income taxes payable	—	2,314
Accrued expenses	42,428	46,138
Total current liabilities	83,889	81,610
Non-current liabilities:
Unrecognized tax benefits	2,248	2,511
Postretirement health care and deferred compensation benefits, net of current portion	26,572	57,090
Total non-current liabilities	28,820	59,601
Shareholders' equity	247,633	220,963
Total liabilities and shareholders' equity	$360,342	$362,174

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	Feb 27, 2016	Feb 28, 2015
Operating activities:
Net income	$17,912	$17,991
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,763	2,125
LIFO expense	588	626
Stock-based compensation	1,266	1,348
Deferred income taxes	819	7,127
Postretirement benefit income and deferred compensation expenses	(1,915)	(338)
Provision for doubtful accounts	7	2
Loss (gain) on disposal of property	10	(35)
Gain on life insurance	(118)	—
Increase in cash surrender value of life insurance policies	(401)	(462)
Change in assets and liabilities:
Inventories	(22,592)	(37,619)
Receivables, prepaid and other assets	(8,988)	(7,560)
Investment in operating leases, net of repurchase obligations	—	(72)
Income taxes and unrecognized tax benefits	(1,456)	(11,258)
Accounts payable and accrued expenses	5,265	(4,075)
Postretirement and deferred compensation benefits	(1,972)	(1,852)
Net cash used in operating activities	(8,812)	(34,052)

Investing activities:
Purchases of property, plant and equipment	(16,357)	(5,154)
Proceeds from the sale of property	10	43
Proceeds from life insurance	295	—
Other	(3)	294
Net cash used in investing activities	(16,055)	(4,817)

Financing activities:
Payments for purchase of common stock	(3,054)	(6,141)
Payments of cash dividends	(5,455)	(4,883)
Borrowings on loans	—	22,000
Repayment of loans	—	(22,000)
Other	9	27
Net cash used in financing activities	(8,500)	(10,997)

Net decrease in cash and cash equivalents	(33,367)	(49,866)
Cash and cash equivalents at beginning of period	70,239	57,804
Cash and cash equivalents at end of period	$36,872	$7,938

Supplemental cash flow disclosure:
Income taxes paid, net	$12,848	$12,565
Interest paid	$—	$10

Non-cash transactions:
Capital expenditures in accounts payable	$750	$—

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended				Change
(In units)	Feb 27, 2016	Product Mix % (1)	Feb 28, 2015	Product Mix % (1)	Units	% Change
Class A	836	41.1%	810	38.5%	26	3.2%
Class B	258	12.7%	277	13.2%	(19)	(6.9)%
Class C	939	46.2%	1,017	48.3%	(78)	(7.7)%
Total motorhomes	2,033	100.0%	2,104	100.0%	(71)	(3.4)%

Travel trailer	796	83.4%	508	84.0%	288	56.7%
Fifth wheel	158	16.6%	97	16.0%	61	62.9%
Total Towables	954	100.0%	605	100.0%	349	57.7%
(1) Percentages may not add due to rounding differences.

Unaudited Backlog(1)

	As Of
	Feb 27, 2016	Feb 28, 2015	Change
Motorhomes	2,792	2,275	517	22.7%
Towables	168	130	38	29.2%

Approximate backlog revenue dollars (in 000's):
Motorhomes	$253,492	$216,228	$37,264	17.2%
Towables	3,336	4,121	(785)	(19.0)%

(1)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Unaudited Dealer Inventory

	Units As Of
	Feb 27, 2016	Feb 28, 2015	Change
Motorhomes	4,737	4,778	(41)	(0.9)%
Towables	2,306	1,877	429	22.9%